EXHIBIT 2.3 – PLAN OF MERGER

PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger entered into this 9th day of May 2005 by and among ICBS International Corp., a Florida Corporation, incorporated on October 30, 1980 (hereinafter "ICBS") and Wah King Invest Corp., a Delaware Corporation, incorporated on May 2, 2005, (hereinafter "Wah King"), are sometimes referred to herein as the constituent corporations.

BACKGROUND OF AGREEMENT

WHEREAS, ICBS on the 2nd day of May 2005 incorporated a subsidiary corporation called Wah King in the State of Delaware; and

WHEREAS, ICBS is no longer in the consulting business in Canada and has changed its business direction; and

WHEREAS, ICBS has authorized capital stock consisting of 300,000,000 shares of Common Stock, of which 33,871,702 shares are issued and outstanding; and

WHEREAS, Wah King has authorized capital stock consisting of 300,000,000 shares of Common Stock, of which 1 shares is issued and outstanding and is owned by ICBS and 1,000,000 preferred stock and none of which is issued and outstanding; and

WHEREAS, the Board of Directors of ICBS, have determined that it was in the best interest of ICBS to be incorporated in the State of Delaware to avail itself of the corporate and securities laws available in the State of Delaware; and

WHEREAS, the Board of Directors of ICBS and Wah King have determined that a merger of ICBS with and into Wah King is in the best interest of ICBS and Wah King and such companies desire to set forth in their agreement their entire understanding respecting such merger (hereinafter "the merger"); and

WHEREAS, at a special meeting of the stockholders of ICBS held at Kobaltweg 11, 3542CE Utrecht, The Netherlands on this May 9, 2005 approved the change of domicile for ICBS from Florida to Delaware (a copy of said minutes is attached as Exhibit A and incorporated herein); and

WHEREAS, the officers and directors of ICBS at all times herein were and are the same as Wah King; and

WHEREAS, the parties intend that the merger qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986 as amended (the "Code"); and

WHEREAS, on May 9, 2005 ICBS merged into Wah King, and the parties are desirous of reducing their merger to a written agreement for the purpose of filing with the respective Secretary of State for the State of Delaware in accordance with Sec. 30-1-1101 of the Delaware Code and the Secretary of State for the State of Florida in accordance with Sec. 607.1109, 608.4382 and/or 620.203, of the Florida Statutes;

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties herein, intending to be legally bound hereby agree as follows:

ARTICLE I

MERGER OF ICBS INTO WAH KING

SECTION 1.1 CLOSING

The closing of the transaction contemplated by this Agreement shall be deemed to have occurred and be effective on May 9, 2005.

SECTION 1.2 MERGER

As of the closing date as defined in Section 1.1 above, ICBS merged into Wah King, which became the surviving corporation (the "Surviving Corporation") with the clear understanding of the Constituent Corporations that as of that date, the separate existence of ICBS shall cease, and Wah King shall thereafter posses all of the rights, privileges, immunities, powers, licenses, permits and franchises, both of public and private nature, and all the property, real, personal and mixed, all debts due on any account and all chooses in action belonging to or inuring to either of the Constituent Corporations, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. The Merger shall impair neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations.

ARTICLE II

ARTICLES, BYLAWS, DIRECTORS AND OFFICERS

SECTION 2.1 WAH KING ARTICLES AND BY-LAWS

The Articles of Incorporation and By-Laws of Wah King shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until amended in accordance with applicable Delaware laws.

SECTION 2.2 WAH KING'S DIRECTORS AND OFFICERS

Upon the closing and consummation of the Merger, the directors and officers of ICBS who are the same as the directors and officers of Wah King, shall become the directors and officers of the Surviving Corporation.

SECTION 2.3 CHAIRMAN OF THE BOARD AND PRESIDENT

Jerry Gruenbaum shall be appointed as Chairman of the Board of Directors and Nathan Lapkin shall be appointed as President of the Surviving Corporation as soon as reasonably practicable following consummation of the Merger.

ARTICLE III

CONVERSION AND CANCELLATION OF SHARES

After the closing date as defined in Section 1.1 above, there shall be no further registrations of transfer on the stock transfer books of the Surviving Corporation of the shares of ICBS Common Stock, which were outstanding immediately prior to the closing date. If after the closing date, shares of ICBS Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for shares of Surviving Corporation Common Stock.

ARTICLE IV

CONSIDERATION

For and in consideration of the merger of ICBS into Wah King, Wah King shall cause to be issued to the present stockholders of ICBS 33,871,702 shares of Wah King Common Stock. Said 33,871,702 shares of Wah King Common Stock shall represent all of the outstanding shares of Wah King as of the date of the merger. The one share of Wah King owned by ICBS immediately prior to the closing shall by virtue of this merger, be cancelled and returned to the status of authorized and un-issued shares.

ARTICLE V

MERGER PROCEDURE

Upon execution of this Plan and Agreement of Merger, it shall be filed by ICBS with the Secretary of State of the ICBS in accordance with Sec. 30-1-1101 of the Delaware Code and by Wah King with the Secretary of State of the State of Nevada in accordance with Sec. 607.1109, 608.4382 and/or 620.203, of the Florida Statutes and recorded in accordance with laws, which may apply to mergers within their respective states.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ICBS

In order to induce Wah King to enter into this Agreement and to consummate the transactions contemplated hereby, ICBS makes the following representations and warranties to Wah King:

SECTION 6.1 ORGANIZATION AND GOOD STANDING

a.          On the date of closing, ICBS was a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

b.          ICBS has the power to carry on its business as and where conducted and is entitled to own, lease or operate its business assets.

c.          ICBS has delivered to Wah King complete and correct copies of its Articles of Incorporation, as amended, and By-Laws, as in effect on the date of closing.

d.          As of the date of closing, the authorized capital stock of ICBS consists of 300,000,000 shares of Common Stock, of which 33,871,702 shares were issued and outstanding.

SECTION 6.2 AUTHORIZATION OF AGREEMENT

This Agreement has been duly authorized by the requisite corporate and shareholder action on the part of ICBS. A Copy of the minutes of the Special Meeting of the shareholders of ICBS held this 9th day of May is attached as Exhibit A and incorporated herein. This Agreement has been duly executed and delivered by ICBS and constitutes the legal, valid and binding obligation of ICBS enforceable against ICBS in accordance with its terms.

SECTION 6.3 ICBS SHARES

Each issued share of ICBS Common Stock is validly issued, fully paid and non-assessable, and each outstanding share of ICBS Common Stock is entitled to one vote. No such shares were issued in violation of any pre-emptive rights.

SECTION 6.4 NO CONFLICT

(a)        The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which ICBS is a party.

(b)        The execution, delivery and performance by ICBS of this Agreement and the consummation of the transactions contemplated hereby by ICBS requires no consent, approval, order or authorization of, action by or in respect of, registration or filing with, any governmental body, court, agency, official or authority other than (i) the filing of the applicable Articles of Merger; and (ii) such other filings or registrations with, or authorizations, consents or approval of, any Governmental Body, the failure of which to make or obtain would not materially adversely affect the ability of Wah King or ICBS to consummate the transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF WAH KING

In order to induce ICBS to enter into this Agreement and to consummate the transactions contemplated hereby, Wah King makes the following representations and warranties to ICBS:

SECTION 7.1 ORGANIZATION AND GOOD STANDING

a.          On the date of closing, Wah King was a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

b.          Wah King has the power to carry on its business as and where conducted and is entitled to own, lease or operate its business assets.

c.          Wah King has delivered to ICBS complete and correct copies of its Articles of Incorporation, as amended, and By-Laws, as in effect on the date of closing.

d.          As of the date of closing, the authorized capital stock of Wah King consists of 300,000,000 shares of Common Stock, of which one share was issued and outstanding and is owned by ICBS and 1,000,000 preferred stock and none of which is issued and outstanding.

SECTION 7.2 AUTHORIZATION OF AGREEMENT

This Agreement has been duly authorized by the requisite corporate and shareholder action on the part of Wah King. This Agreement has been duly executed and delivered by Wah King and constitutes the legal, valid and binding obligation of Wah King enforceable against Wah King in accordance with its terms.

SECTION 7.3 WAH KING SHARES

The one issued share of Wah King Common Stock is validly issued, fully paid and non-assessable, and the one outstanding share of Wah King Common Stock is entitled to one vote. No such share was issued in violation of any pre-emptive rights.

SECTION 7.4 NO CONFLICT

(a)        The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which Wah King is a party.

(b)        The execution, delivery and performance by Wah King of this Agreement and the consummation of the transactions contemplated hereby by Wah King requires no consent, approval, order or authorization of, action by or in respect of, registration or filing with, any governmental body, court, agency, official or authority other than (i) the filing of the applicable Articles of Merger; and (ii) such other filings or registrations with, or authorizations, consents or approval of, any Governmental Body, the failure of which to make or obtain would not materially adversely affect the ability of Wah King or ICBS to consummate the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.1 APPLICATION

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, except as to any technical Delaware requirement of corporate merger pertaining to ICBS.

SECTION 8.2 NOTICES

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been dully given when (i) hand delivered; (ii) sent by telegram, fax, telex or wire followed by a confirming letter; or (iii) sent by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest, or their assignees at the following address (or at such other addresses as the parties may designate by like written notice):

Wah King Invest Group., Kobaltweg 11, 3542CE Utrecht, The Netherlands (31) 356288101

SECTION 8.3 PAYMENT OF EXPENSES

Wah King shall pay all fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery and completion of this Agreement and the transactions contemplated hereunder.

SECTION 8.4 ASSIGNMENT

This Agreement shall not be assigned by any party without the written consent of the other party hereof.

SECTION 8.5 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.6 CAPTIONS

Captions used herein are for convenience of reference only; such captions are not a part hereof and shall not be used in construing this Agreement.

SECTION 8.7 ENTIRE AGREEMENTS

This Agreement contains the entire agreement of the parties regarding the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement shall be valid or binding.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be signed by their respective duly authorized officers on this the 9th Day of May, 2005.

ICBS INTERNATIONAL CORP.

By: /S/ JERRY GRUENBAUM

Jerry Gruenbaum, CEO

WAH KING INVEST CORP.

By: /S/ JERRY GRUENBAUM

Jerry Gruenbaum, CEO

Exhibit A

ICBS INTERNATIONAL CORP.

ACTION BY MAJORITY OF THE SHAREHOLDERS

In accordance with Florida law, the Company is permitted to obtain approval of meetings and amendments to its Certificate of Incorporation by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve the Amendment at a meeting at which all shares entitled to vote thereon were present and voted. On May 9, 2005, holders of 18,859,018 shares out of a total of 33,871,702 issued and outstanding shares which represents a majority of the issued shares of our Common Stock acted by written consent to approve the following:

RESOLVED, that the Shareholders of ICBS International Corp. hereby approves a change of domicile from the State of Florida to the State of Delaware.

RESOLVED, that the Shareholders of ICBS International Corp. hereby approves the merger of ICBS International Corp. into its subsidiary Wah King Invest Corp. created on May 3, 2005 whereby Wah King Invest Corp. becomes the surviving corporation with the clear understanding that as of that date, the separate existence of ICBS shall cease and as a result the Company shall be knows as from this date forward as Wah King invest Corp.

RESOLVED, that the Shareholders of ICBS International Corp. hereby adopts the capital structure of Wah King Invest Corp. which is identical to its own capital structure with the exception that Wah King Invest Corp. is authorized to issue up to 1,000,000 shares of “blank check” preferred stock with a par value of $.001 per share, which gives the Board of directors the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series.

RESOLVE that the Shareholders of ICBS International Corp. hereby adopts 1 10 for 1 reverse split of all its common shares, whereby there were 33,891,702 shares of common stock outstanding on the 9th day of May, 2005 and after a Ten for One reverse split there will be 3,389,171 shares of common stock outstanding after the adoption and execution of this motion.

RESOLVED, that the Shareholders of ICBS International Corp. hereby approve that the Company may pursue the direction for the future of becoming a property management, developer and holding company throughout the world.

RESOLVED, that the Shareholders of ICBS International Corp. hereby approve that the Company shall pursue the direction for the future in accordance with the attached

Code of Ethics.

NAME OF BENEFICIAL OWNER ===========================	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP ===============================	PERCENTAGE OF CLASS (1) ============
Ma Yuk King Kobaltweg 11 3542CE Utrecht The Netherlands	2,949,512 common shares	8.71%
JATh Steenbergen Kobaltweg 11 3542CE Utrecht The Netherlands	1,600,000 common shares	4.72%
Amstel Holdings B.V. Ltd Kobaltweg 11 3542CE Utrecht The Netherlands	7,154,753 common shares	21.12%
Pinnacle Associates, LLC 980 Post Road East, 2nd Floor Westport, CT 06880	7,154,753 common shares	21.12%
TOTAL	18,859,018 common shares	55.67%
(1) Based on 33,871,702 common shares outstanding as of May 9, 2005.

Wah King Invest Corp.

Formerly known as ICBS International Corp.

/s/Jerry Gruenbaum

Jerry Gruenbaum, CEO & Chairman

/s/Nathan lapkin

Nathan Lapkin, Secretary

Exhibit B

CODE OF ETHICS FOR THE

PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

OF

WAH KING INVEST CORP.

Adopted May 9, 2005

Wah King Invest Corp., (the "Company"), is committed to conducting business in compliance with all applicable laws and regulations and in accordance with high standards of business conduct. The Company strives to maintain the highest standards of accuracy, completeness and disclosure in its financial dealings, records and reports on behalf of its shareholders. These standards serve as the basis for managing the Company's business, for meeting its duties to its shareholders and for maintaining compliance with financial reporting requirements. Accordingly, the Company has adopted this Code of Ethics for its principal executive officer and senior financial officers (the "Code of Ethics").

Each of the Company's senior financial officers (including the Company's principal financial officer and its principal accounting officer or controller) must comply with and advocate the following principles and responsibilities, and the Company's Chief Executive Officer, in his or her capacity as the principal executive officer to whom all senior financial officers ultimately report, will promote and support this Code of Ethics and comply with the following principles:

Act with honesty, integrity and in an ethical manner.

Promptly disclose to the Company's chief legal officer, General Counsel, or the Chairman of the Board of Directors, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between such officer's personal and professional relationships.

Respect and maintain the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of his or her work for personal advantage.

Promote ethical behavior in the work environment.

Responsibly use and control all assets and resources employed by or entrusted to him or her.

Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

Maintain books and records that fairly and accurately reflect the business transactions of the Company.

Devise, implement, maintain and monitor internal controls sufficient to assure that financial record-keeping objectives are met.

Comply with generally accepted accounting standards and practices, rules, regulations and controls.

Perform responsibilities with a view to causing the Company's public communications, including periodic and other reports filed by the Company with the Securities and Exchange Commission, to be made on a timely basis with appropriate disclosure(s).

Sign only those reports and other documents, including filings with the Securities and Exchange Commission that he or she believes to be accurate and truthful.

Not make, or tolerate to be made, false statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda or communication of any type, including telephone or electronic communications.

Comply, as appropriate and with the advice of counsel (as necessary), with rules, laws, and regulations of U.S. federal, state and local governments and all foreign governments.

Not knowingly be a party to any illegal activity or engage in any act that will discredit his or her profession, or the Company.

Promptly report to the Company's chief legal officer, General Counsel, or the Chairman of the Board of Directors any situation where this Code of Ethics, the Insider Trading Policy or any other Company policy or conduct code, or any law applicable to the Company, or their employees, is being violated.

Any individual who violates the provisions of this Code of Ethics will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions will be imposed by the full Board of Directors, in its sole discretion. Depending on the nature and severity of the violation, the company may refer such violation to appropriate authorities for civil action or criminal prosecution. Any covered officer shall:

upon adoption of the Code of Ethics or becoming a covered officer, sign and submit an initial acknowledgment confirming that he or she has received, read, and understands the Code of Ethics;

annually sign and submit an annual acknowledgment confirming that he or she has complied with the requirements of the Code of Ethics;

not retaliate against any covered officer or other person for making reports of potential violations in good faith; and

notify the Company's chief legal officer or General Counsel of any actual or potential violation of the Code of Ethics. Failure to do so itself is a violation of this Code of Ethics.

The Company's Board of Directors is responsible for applying this Code of Ethics to specific situations in which questions are presented under and has the authority to interpret this Code of Ethics in any particular situation. The Board of Directors shall take all action it considers appropriate and investigate any actual or potential violations reported to it; and the Board of Directors is authorized and encouraged to consult, as appropriate, with the Company's chief legal officer or General Counsel and outside legal counsel. Any matter that the Company's chief legal officer or general counsel believes is a violation of this Code of Ethics will be reported to the Board of Directors.

The Board of Directors is responsible for granting waivers from the terms and provisions of this Code of Ethics as it deems appropriate. A waiver of any provision of this Code of Ethics shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code of Ethics. A "waiver" is defined as approval by the Board of Directors of a material departure from any provision of the Code of Ethics. The waiver process shall consist of the following steps:

The covered officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the covered officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

The determination with respect to the waiver shall be made in a timely fashion by the Company's Board of Directors, after consultation the Company's chief legal officer or General Counsel, or with outside legal counsel (if appropriate).

The decision with respect to the waiver shall be documented and kept in the Board of Directors 's records for the appropriate period mandated by applicable law or regulation.

This Code of Ethics may not be amended except in written form, which amendments must be specifically approved by a majority vote of the Company's Board of Directors.

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, these matters shall not be disclosed to anyone other than the Company's chief legal officer of General Counsel, or outside legal counsel, or the Board of Directors.

This Code of Ethics is intended solely for the internal use of the Company and does not constitute an admission by or on behalf of the Company, as to any fact, circumstance or legal conclusion.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's senior financial and executive officers and the conduct of the Company's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder, or any other person or entity.